UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 7, 2010
Date of Earliest Event Reported: May 6, 2010

MEDCAREERS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152444	26-1580812
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Concourse Parkway, Suite 2925
Atlanta, GA  30328
(Address of principal executive offices)

1100 Hammond Drive Suite 410-A303
Atlanta, GA  30328
(Address of former principal executive offices)

Registrant's telephone number, including area code: (866) 472-7781

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 6, 2010, MedCareers Group, Inc. (the “Company,” “we,” and “us”) entered into a letter agreement with Premier Healthcare Professionals, Inc. (“PHP”), pursuant to which we and PHP agreed to form a strategic alliance (the “PHP Agreement”).  Pursuant to the PHP Agreement, PHP agreed to assist us in locating potential acquisition targets and performing due diligence on such acquisition targets, and we agreed that in the event we close any transaction with an acquisition target located by PHP, PHP would manage the target for us pursuant to a management agreement, and we would pay PHP an agreed upon fee in shares of our common stock.  We also agreed to enter into a management agreement with PHP for a period of 12 months, which is renewable thereafter with the mutual consent of the parties, and which would also provide us the option to purchase PHP at any time for an amount equal to PHP’s then outstanding debt, provided that we also have the right of first refusal to match any third party purchase offer that PHP may receive and accept for any purchase price prior to the exercise of the option, subject to certain requirements described in greater detail in the PHP Agreement (the “Purchase Option”).

In connection with the PHP Agreement, we agreed to issue PHP 1,200,000 shares of our common stock (the “PHP Shares”), which are subject to a restriction on resale which is to be lifted upon any of the following events occurring, including in connection with 300,000 shares of common stock at such time as our staffing division generates revenues of $10 million in any one year, if ever; and lifted in connection with 300,000 shares of common stock at such time as our staffing division generates revenues of $15 million in any one year, if ever.  The restriction on resale will also be lifted as to 600,000 shares of common stock when our EBITDA from the staffing division is at least $2 million in any twelve month period, if ever.   Finally, the restriction on resale of 200,000 shares shall be lifted upon the closing of our first acquisition of an entity operating in the staffing industry.

In the event that we fail to close any acquisitions in connection with the PHP Agreement within 12 months from the date of the parties’ entry into the PHP Agreement, the PHP Agreement can be terminated by either party, upon which termination the Purchase Option and all of the PHP Shares will be cancelled.

The restriction on resale refers to an agreed to restriction between PHP and the Company.  Restrictions imposed by the securities laws will override all contractual restrictions and the Company has not undertaken to file a registration statement for any of the shares issued to PHP regardless of when the restrictions imposed by the PHP Agreement are lifted.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

In May 2010, in connection with our entry into the PHP Agreement, we agreed to issue PHP 1,200,000 shares of common stock with such resale restrictions as described in greater detail above.  We claim an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer.  No underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

10.1*	Agreement with Premier Healthcare Professionals, Inc.

99.1*	Press Release

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDCAREERS GROUP, INC.

Date: May 7, 2010	By: /s/ Robert Bryan Crutchfield
Robert Bryan Crutchfield
Chief Executive Officer